Exhibit 99.1

Cingulate Inc. Reports First Quarter 2025 Financial Results and Provides an Updated Timeline of Key Developments for its lead ADHD and Anxiety Assets

Pre-NDA Meeting for CTx-1301(dexmethylphenidate) Held April 2, 2025; New Drug Application Submission Targeted for Mid-2025

Non-Dilutive Funding to Accelerate Development of CTx-2103 (buspirone)

KANSAS CITY, Kan., May 8, 2025 — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today announced its financial results for the quarter ended March 31, 2025, and provided a clinical and business update. Highlights include the completion of the Pre-NDA meeting for CTx-1301 and grant received to accelerate development of CTx-2103.

“The first quarter of 2025 has been a very constructive one for Cingulate,” stated Chairman and CEO Shane J. Schaffer. “We held a productive meeting with the FDA last month and remain on target to file an NDA in the middle of the year for our lead ADHD asset CTx-1301. The results announced from a food effect study of 50mg CTx-1301 – our largest dose – were positive and consistent with previous fed/fast data (25mg CTx-1301). We were also pleased to receive a $3 million grant of non-dilutive funding for the development of CTx-2103 for the treatment of anxiety, advancing our pipeline and illustrating the applicability of Cingulate’s PTR™ platform.”

Cingulate Completes Pre-NDA Meeting with FDA to Discuss New Drug Application (NDA) for lead ADHD Asset CTx-1301 and Remains on Track to Submit the NDA Mid-2025 and Provides additional Clinical Updates

On April 2, 2025, Cingulate completed its Pre-NDA meeting with the FDA to discuss the submission of an NDA for CTx-1301, its lead asset for the treatment of ADHD. This important milestone keeps Cingulate on track for a mid-2025 submission of the NDA for CTx-1301.

In March 2025, Cingulate released Phase 3 safety data for CTx-1301, showing that the safety profile of CTx-1301 has remained consistent over the course of nine clinical trials.

In late April 2025, Cingulate reported that the primary endpoint of the 50mg food effect study demonstrated that CTx-1301 can be taken with or without food.

Cingulate Receives $3 million Grant from Private Foundation to Accelerate Development of Anxiety Asset CTx-2103 (buspirone)

In April 2025, Cingulate received a $3 million grant to accelerate the development of CTx-2103 (buspirone) for the treatment of anxiety, to be paid in three installments of $1 million each. The first $1 million installment is expected to be received in May 2025, and will be used to fund a formulation study of CTx-2103. The second $1 million installment is expected to be received upon completion of a formulation study for CTx-2103 and the third $1 million installment is expected to be received upon completion of development batches required for the IND (Investigational New Drug Application) for CTx-2103. This grant is projected to cover the costs of the development of CTx-2103 through mid-2026, the targeted timing of the IND for CTx-2103. The foundation will receive a future royalty contingent on the commercialization of CTx-2103, beginning six months after the first commercial sale of CTx-2103, payable at $500,000 per quarter, with a maximum cumulative royalty of $3.5 million.

CTx-2103 has the potential to be the first, once-daily formulation of buspirone, one of the most widely prescribed agents in the $5.5 billion US anxiety market ($11.6 billion globally). CTx-2103 also presents an alternative to the use of benzodiazepines and associated withdrawal and dependency issues.

FIRST QUARTER RESULTS

Cash Position: As of March 31, 2025, Cingulate had approximately $9.5 million in cash and cash equivalents, a $2.7 million decrease from December 31, 2024 and cash runway into the fourth quarter of 2025, beyond its targeted submission of the NDA for CTx-1301.

Working Capital (current assets less current liabilities): As of March 31, 2025, Cingulate had approximately $4.9 million in working capital as compared to $7.7 million as of December 31, 2024. This decrease in working capital was primarily due to the use of cash to support operations, which was partially offset by capital raised during the quarter. Cingulate believes working capital is meaningful to investors as a measure of short-term financial health.

R&D Expenses: Research and development expenses were $2.2 million for the three months ended March 31, 2025, an increase of $0.4 million or 23.0% from the three months ended March 31, 2024. This change was primarily the result of an increase in personnel expenses and development costs in the three months ended March 31, 2025 as compared to the same period in 2024. The increase in personnel costs was the result of the reinstatement of base salaries in September 2024 following salary reduction measures that were implemented in late 2023. Regulatory costs increased in the three months ended March 31, 2025 as compared to the same period in 2024 due to preparation for the pre-NDA meeting with the FDA.

G&A Expenses: G&A expenses were $1.5 million for the three months ended March 31, 2025, an increase of $0.3 million or 30.0% from the three months ended March 31, 2024. This is primarily the result of an increase in professional fees and personnel expenses. The increase in personnel costs is the result of reinstatement of base salaries in September 2024 as noted above.

Net Loss: Net loss was $3.8 million for the three months ended March 31, 2025, compared to $3.0 million for the three months ended March 31, 2024. The increase in the net loss relates to increased development activity as well as the reinstatement of base salaries in September 2024 as noted above.

Cingulate Inc.

Consolidated Balance Sheet Data

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$9,518,966	$12,211,321
Total assets	$12,469,588	$14,864,489
Working Capital	$4,889,902	$7,688,698
Total liabilities	$6,538,768	$7,408,984
Accumulated deficit	$(112,291,871)	$(108,489,180)
Total stockholders’ equity	$5,930,820	$7,455,505

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$2,222,626	$1,806,985
General and administrative	1,483,409	1,141,232
Operating loss	(3,706,035)	(2,948,217)

Interest and other income (expense), net	(96,656)	(24,260)
Loss before income taxes	(3,802,691)	(2,972,477)
Income tax benefit (expense)	-	-

Net loss	(3,802,691)	(2,972,477)
Net loss per share of common stock, basic and diluted	$(1.04)	$(7.21)

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

Cingulate’s lead candidate, CTx-1301, utilizes Cingulate’s proprietary PTR drug delivery platform to create a breakthrough, multi-core formulation of the active pharmaceutical ingredient dexmethylphenidate, a compound approved by the FDA for the treatment of ADHD. Dexmethylphenidate is part of the stimulant class of medicines and increases norepinephrine and dopamine activity in the brain to affect attention and behavior. While stimulants are the gold standard of ADHD treatment due to their efficacy and safety, the long-standing challenge continues to be providing patients with an entire active-day duration of action. CTx-1301 is designed to precisely deliver three releases of medication at the predefined time, ratio, and style of release to optimize patient care in one tablet. The result is a rapid onset and entire active-day efficacy, with the third dose being released around the time when other extended-release stimulant products begin to wear off.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD where one or more active pharmaceutical ingredients need to be delivered several times a day at specific, predefined time intervals and released in a manner that would offer significant improvement over existing therapies. To see Cingulate’s PTR Platform, click here.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING), is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 27, 2025 and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor & Public Relations:

Thomas Dalton

Vice President, Investor & Public Relations, Cingulate

tdalton@cingulate.com

(913) 942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

(214) 597-8200